Exhibit 23.1

WELD ASIA ASSOCIATES (A PCAOB Registered Firm)
13-8, The Boulevard Office, Mid Valley City, Lingkaran Syed Putra, 59200 Kuala Lumpur, Malaysia Tel : (603) 2284 5126 Fax : 2284 7126 E: info@weldasia.com W: www.weldasia.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Apple Green Holding, Inc
(A Development Stage Company)

We hereby consent to the inclusion in this form 10-K, Annual Report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 of our report dated April 30 , 2014 relating to the financial statements of Apple Green Holding, Inc. as of the and for the year ended December 31, 2013.

/s/ WELD ASIA ASSOCIATES
WELD ASIA ASSOCIATES
Date: 30 April 2014
Kuala Lumpur, Malaysia